EXHIBIT 99.1
                       AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473



        AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES ISSUANCE OF SHARES

TULSA, OKLAHOMA, December 17, 2003. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced it has issued to Canaccord Capital Corporation ("Canaccord"), 100,000 shares of its common stock in settlement of a capital raising engagement agreement with Canaccord terminated in the third quarter of 2003. The common shares issued are subject to a statutory hold period until April 16, 2004 under applicable Canadian securities legislation and stock exchange policies. The shares were issued in a private transaction exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

The shares have been included in a registration statement filed by ANEC on December 16, 2003 with the US Securities and Exchange Commission relating to an aggregate of 27,621,366 shares proposed to be sold by selling securityholders, including 26,666,666 shares issuable on conversion of ANEC's outstanding 8% Convertible Secured Debentures due 2005 issued in a private sale of securities in October 2003. ANEC will not receive any portion of the proceeds from the sale of any of the shares.

This press release does not constitute an offering of any securities for sale. Such offering will be made only by means of a prospectus in such jurisdictions where an offering may be lawfully made.


ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.



This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of ANEC's development and exploration activities, including the success of its current well drilling activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.